EXHIBIT 4(d)

                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014


              GUARANTEED MINIMUM INCOME BENEFIT SCHEDULE SUPPLEMENT


Annuity Number:  [001-00001]

Effective Date of the Rider:  [Issue Date of the Rider]

Initial Protected Value as of the Effective Date of the Rider:  $[100,000]

Waiting Period:   [Seven years]

Roll-Up Percentage:  [5.0]%

Cap Percentage: [200.0]%, subject to the Roll-Up Cut-Off Date, if reached earlier

Roll-Up Cut-Off Date:  [The later of:

        (a) the anniversary of the Annuity's Issue Date on or immediately after the Annuitant's 80th birthday; and

        (b) the 7th anniversary of the later of (i) the Effective Date of the Rider; or (ii) the effective date of the last reset, subject to the Cap if reached earlier.]

Dollar for Dollar Limit Percentage:  [5.0]%

Resets: [Resets are available. You may reset the benefit twice. No resets are permitted on or after the Annuitant's 76th birthday.]

Charge for the Rider: [0.50% of the average Protected Value for the applicable period.]

[Charge for the Rider that would apply if no other options were elected: 0.60% of the average Protected Value for the applicable period.]

Maximum Protected Value Per Life: [Not applicable]

Benefit Exercise Limit: [The anniversary of the Annuity on or immediately following the Annuitant's 95th birthday, or earlier if required by law]

Termination: [You may not elect to terminate this Rider and continue your Annuity.]